Exhibit 4.1

SECURED PROMISSORY NOTE $44,000,000.00 January 21, 2022 FOR VALUE RECEIVED, American Metals Recovery and Recycling Inc., having an address at 4306 Westbank Dr. B-l I0 Austin, Texas 78746 (“Maker”). promises to pay to the order of GNET ATC INC. (“Lender”). having an address at 2801 Network Blvd. Ste. 300 Frisco, Texas 75034. or at such other address as the holder of this Note may specify, the principal sum of (US$44,000,000.00) (the “Principal Balance”) with interest thereon, payable monthly at the rate of TEN PERCENT (10%) per annum with a maturity date of January 21, 2025 (“Maturity Date") Option to Extend Maturity Date. Maker shall have the two options to extend the Maturity Date twelve (12) months each time the option is exercised. (“Option”) Maker shall pay a fee equal to 1% of the outstanding principal balance at the time each Option is exercised. Principal. Maker’s payments of the principal amount to Lender must be paid in equal monthly payments starting on September 23, 2022 with the ﬁnal payment on the Maturity Date. lnterest. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed and shall be payable by Maker to Lender as a balloon payment at the Maturity Date. Maker may prepay the principal amount outstanding in whole or in part at any time without penalty, provided that Maker pays all accrued interest on such prepayment therewith. Any partial prepayment shall be applied against the last payments due hereunder, in the inverse order of maturity, and shall not postpone the due date of any other payments. ln the event Maker prepays the principal amount in full including all accrued interest, Maker will be obligated to pay Lender twelve ( l 2) months interest. None of the provisions of this Note may be waived, changed, or terminated orally or otherwise, except by a writing duly executed by Maker and Lender. This Note sets forth the entire understanding between Maker and Lender relating to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, relating thereto. This Note and the rights and obligations of Maker and Lender hereunder shall be governed by the laws of the State of Texas without regard to principles of conﬂicts of lawst Maker and Lender agree that in any action or proceeding brought on or in connection with this Note any court of competent jurisdiction within the state of Texas shall have exclusive jurisdiction of any such action or proceeding. Maker represents and warrants that (a) it is a corporation duly organized and existing under the laws of the state of Nevada and is duly qualiﬁed to do business and is in good standing in every state where the failure to qualify would material I y and adversely affect the ﬁnancial condition of Maker; and (b) the execution. issuance and delivery of this Note by Maker are within its company powers and have been duly authorized by all necessary company action, and this Note is valid, binding, and enforceable in accordance with its temis, and is not in violation of law or of the terms of Maker’s organizational documents and docs not result in the breach of or constitute a default under any indenture by which it or its property may be bound or affected. All representations and warranties contained herein or otherwise made in writing in connection herewith shall be true and correct and with the same force and effect as though such representations and warranties had been made on and as of the date of the making of any such borrowing. No delay or omission on the pan of Lender in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note or any supporting document. A waiver on any one occasion shall not be construed as a Waiver of any such right or remedy on any ﬁ.|ture occasion. This Note is subject to the express condition that at no time shall Maker be obligated or required to pay interest on the Principal Balance at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the maximum rate which Maker is permitted by law to contract or agree to pay. lf, by the terms of this Note, Maker is at any time required or obligated to pay interest on the Principal Balance at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and interest payable hereunder shall be computed at such rate and the portion of all interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the Principal Balance. This Note may be sold, assigned, or split apart upon written agreement between the parties at any time. Executed effective as of the date ﬁrst set forth above. American Metals Recovery and Recycling Inc., (“Maker”) GNET ATC INC. (“Lender”) ”'/ M/' to /" _/"1' 7‘ A _V/M‘? :70’ ~\.._.. By: //V By: /7 /L’ . Nam¢I/ James Frinzi CEO Name: James G0 dman Titlez‘ Tillei Chairman ‘ {N0494l40. 2; 2